Exhibit 99.1

NEWS RELEASE — for immediate release

Alexza Pharmaceuticals Announces Receipt of NASDAQ Staff Determination;

Alexza to Request Hearing with NASDAQ Listing Qualifications Panel

Mountain View, California — December 22, 2015 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that on December 17, 2015, the Company received a letter from the Nasdaq Staff indicating that the Company had not regained compliance with the $35 million market capitalization requirement for continued listing on The Nasdaq Capital Market by the end of the previously granted compliance period, which expired on December 16, 2015. As a result, the Company would be subject to delisting unless it timely requests a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). Based on the foregoing, the Company intends to timely request a hearing before the Panel at which it will present its plan of compliance and request a further extension of time. The Panel has the discretion to grant the Company up to an additional 180 calendar days from December 17, 2015 to regain compliance. This request will automatically stay any delisting or suspension action pending the issuance of a final decision by the Panel and the expiration of any further extension granted by the Panel. There can be no assurance that the Panel will ultimately grant an extension of the compliance period.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and is currently available in 20 countries, approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s current commercial partner for ADASUVE in the United States, though Alexza has announced its intention to reacquire the United States commercial rights from Teva with an estimated target completion date of January 2016. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and Ferrer to effectively and profitably commercialize ADASUVE, Alexza’s ability to secure a new U.S. commercial partner for ADASUVE and the terms of any such partnership, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. Additionally, there are risks and uncertainties inherent in the process of negotiating the acquisition of the U.S. rights for ADASUVE from Teva and restructuring the obligations under the outstanding note from Teva. Alexza does not have a defined timeline for this process and is not confirming that the process will result in any specific action or transaction. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President and CEO
650.944.7900 (investor / media questions)
investor.info@alexza.com